Exhibit 10.1
Outsourced Mortgage Processing and
Fulfillment Services Agreement

THIS AGREEMENT is made and entered into as of December 31, 2007, by and  between Rutgers Investment Group, Inc., a Texas Corporation with headquarters at 5100 N. O’Connor, Suite 400, Irving, TX 75039, referred to as "Rutgers" and Homeloanadvisors.com, a corporation organized and existing under the laws of the State of California, United States of America and having its principal office at 600 Anton Boulevard, Suite 1700, Costa Mesa, CA 92626, hereinafter referred to as "Client."

W I T N E S S E T H

WHEREAS, Rutgers is now, and has been, engaged in the business of providing contract mortgage processing and fulfillment services, and,

WHEREAS, Client desires to contract for the mortgage processing and fulfillment services of Rutgers, and,

NOW THEREFORE, in consideration of the mutual promises and agreements as set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, do hereby agree that the foregoing recitals are incorporated herein by reference and made a part hereof as though set forth at length throughout this Agreement and do further agree as follows:

1. Specific Obligations and Duties of Rutgers. Subject to the terms and conditions of this Agreement, Rutgers shall devote its time and attention and exert its best efforts and skills to provide the Client with Mortgage processing and fulfillment services which includes data processing, data verification, document and data review, report preparation, incoming and outgoing calls, emails and such other similar services hereinafter referred to as “Services” in a timely manner, including but not limited to: immediately upon receipt of the loan file via hard copy or electronic means, Rutgers will begin processing the file for closing including ordering Verifications of Rent, Mortgage, Employment and Deposit; ordering appraisal; ordering title commitment; ordering any additional information to complete processing the file for submission to its underwriter who will apply  criteria provided by Client; delivery of the fully processed loan file to its underwriter; obtaining any remaining documentation needed for closing based on Client’s requirements; schedule closing and obtain final Fee Sheets; return fully processed and closed file to Client for their required records once loan has disbursed as well as post-closing and fulfillment services.  As a consequence of complying with various Laws and Regulations related to the mortgage lending industry, Rutgers is obligated to ensure that the Client meets the highest standards of professional quality and integrity. Therefore, prior to engagement by Rutgers and as a continuing condition of engagement by Rutgers, the Client hereby represents and warrants that he or she is fully licensed or registered as a mortgage banker by the State of Texas.

2. Process: Upon execution of this Agreement, Client will submit Loan applications to Rutgers for processing which resulted from leads purchased from Rutgers (“Loans”).   Rutgers in accordance with state and federal laws and utilizing its best efforts will process the application per request and direction of Client. The detailed process, requirements and Service Levels are described in the Schedules attached to this agreement.  At a minimum, Client shall provide Rutgers with the following: a signed and completed application 1003 and all RESPA required disclosures; borrower(s) Tri-Merge Credit Report; selection of program for submission and lock program/rate if needed; and approval of final fee sheet for Closing. The Client shall also maintain its mortgage banker license or registration with the State of Texas during the term of this Agreement. If the Client’s license is revoked during the term of this Agreement, this Agreement shall be deemed null and void.

3. Fees & Payment Terms: Price per file will be as per the attached Schedule II depending upon the type of the loan. All processing fees shall be due and payable at closing. Client agrees that whenever possible, fees due to Rutgers as per attached Schedule II will be included in the “Closing Fees Sheet” and paid directly through the closing agent at settlement. If payment at settlement is not possible, Client will either direct the closing agent to withhold all fees due to Rutgers and pay directly to Rutgers or upon funding immediately forward a corporate check payable to Rutgers.

4. Term and Termination: The term of this Agreement shall be for a period of ONE (1) year from the execution date of this Agreement. This Agreement and the relationship created hereby may be terminated by Rutgers at any time without cause upon 90 days written notice given to the Client. This Agreement and the relationship created hereby may be terminated by the Client at any time without cause upon 90 days written notice given to Rutgers.  Rutgers shall have the additional right to terminate this Agreement immediately without notice to Client when such termination is for cause  including, without limitation, failure to exercise best efforts in the performance of the job, dishonesty, fraud, misrepresentation to Rutgers or any third person or breach of this Agreement or upon the occurrence of any of the following events: a) If Client, or any of its employees, agents or representatives is convicted of a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or b) If Client, or any of its employees, agents or representatives engages in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement in the performance of its duties hereunder or otherwise to the detriment of Rutgers.  During and after the term of this Agreement, Client shall not disparage, in any manner or respect, Rutgers or the financial soundness and responsibility, personnel or practices of Rutgers' business.

5.  Independent Contractor Relationship: Nothing contained in this Agreement shall authorize, empower or constitute either party as the agent of the other in any manner; authorize or empower either party to assume or create any obligation or responsibility whatsoever, expressed or implied, on behalf of or in the name of the other; or authorize or empower either party to bind the other in any manner or make any representation, warranty, covenant, agreement or commitment on behalf of the other party. Rutgers is acting as an independent contractor, and nothing contained in this Agreement or in the relationship between Rutgers and CLIENT shall be deemed to constitute a partnership, joint venture or any other relationship, except as specified pursuant to the terms of this Agreement.  All information supplied to and/or collected by Rutgers in the processing of all mortgage applications submitted by CLIENT to Rutgers will be held in strict confidence. In addition Rutgers will not solicit any of the applicants submitted for processing nor will it transfer any information without written consent of CLIENT and the applicant.

6. Indemnity and Limitation of Liability:

a.                 CLIENT agrees to indemnify, defend, protect and hold harmless Rutgers, its officers, employees, affiliates, agents, successors and assigns from and against any and all claims, liabilities, actions, suits, proceedings, damages, losses, costs, expenses and court costs relating to, arising out of, connected with or resulting from the negligent acts, errors and omissions of CLIENT officers, shareholders, employees, affiliates, agents and representatives.

b.                 Rutgers agrees to indemnify, defend, protect and hold harmless CLIENT, its officers, shareholders, employees, affiliates, agents, successors and assigns from and against any and all claims, liabilities, actions, suits, proceedings, damages, losses, costs, expenses and court costs relating to, arising out of, connected with or resulting from the negligent acts, errors and omissions of Rutgers officers, employees, affiliates, agents and representatives.

IN NO EVENT OR UNDER ANY CIRCUMSTANCE SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY (OR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY’S RIGHTS), IN CONTRACT, TORT OR OTHERWISE, FOR INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. REGARDLESS OF THE FORM OR NATURE OF ACTION THE TOTAL CUMULATIVE LIABILITY OF RUTGERS TO THE CLIENT FOR DAMAGES UNDER THIS AGREEMENT SHALL BE LIMITED TO THE AGGREGATE OF THE AMOUNT PAID TO RUTGERS IN THE IMMEDIATE PREVIOUS SIX MONTHS FOR THE SERVICES. THIS LIMITATION ON LIABILITY WAS A CONTROLLING FACTOR IN THE SETTING OF THE FEES PAYABLE TO RUTGERS HEREUNDER.

7. Warranties by Both Parties: Each party represents and warrants to the other that:
a.                 it has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
b.                 it is not a party to any agreement, and knows of no law, regulation or order, that would prohibit it from entering into and performing its obligations under this Agreement, or that would conflict with the terms of this Agreement; and
c.                 this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors’ rights generally and the discretion of courts in granting equitable remedies.

8. Mediation and Arbitration. Any disputes between the parties hereto, whether arising under this agreement or otherwise, which the parties cannot resolve between themselves using good faith shall be referred to a court certified mediator of the Court in Cameron County, and any mediation shall be held in Cameron County. The Client shall bear the cost of said mediation. In the event that said dispute is not resolved in mediation, the parties shall submit the dispute to a neutral arbitrator residing in Cameron County. The arbitration shall be held in Cameron County and the Client shall bear the cost of said arbitration. The parties further agree that full discovery shall be allowed to each party to the arbitration and a written award shall be entered forthwith. Any and all types of relief that would otherwise be available in Court shall be available to both parties in the arbitration. The decision of the arbitrator shall be final and binding. Arbitration shall be the exclusive legal remedy of the parties. Judgment upon the award may be entered in any court of competent jurisdiction pursuant to Texas statutes. If either party refuses to comply with a ruling or decision of the arbitrator and a lawsuit is brought to enforce said ruling or decision, it is agreed that the party not complying with the ruling or decision of the arbitrator shall pay all the court costs and reasonable attorney's fees (including Trial and Appellate attorney's fees) incurred in enforcing the ruling or decision of the arbitrator. Any rights of injunctive relief shall be in addition to and not in derogation or limitation of any other legal rights.

9. Interpretation of this Agreement. The parties acknowledge that this Agreement is the product of mutual efforts by the parties and their respective agents. This Agreement shall be interpreted neither more favorable in favor of one party, nor less favorably in favor of another party.

10. Entire Agreement. This Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, negotiations, Agreements and understandings, whether oral or written, with respect to its subject matter.

11. Modification. No change, modification or waiver of this Agreement shall be valid unless it is in writing and signed by all the parties who are bound by the terms of this Agreement.

12. Severability. If any provision of this Agreement is held invalid, unenforceable, or void by a court of competent jurisdiction, this Agreement shall be considered divisible as to such provision, and the remainder of the Agreement shall be valid and binding as though such provision were not included in this Agreement.

13. Benefits; Binding Effects. This Agreement shall be binding upon and shall operate for the benefit of the parties hereto and their respective executors, administrators, successors, and assigns.

14. Venue and Jurisdiction. Should a lawsuit be necessary to enforce this Agreement the parties agree that jurisdiction and venue are waived and suit shall be brought exclusively in Cameron County.

15. Notices. Any notice, demand or other communication required or permitted by this Agreement must be in writing and shall be deemed to have been given and received: if delivered by overnight delivery service or messenger, when sent, or if mailed, on the third business day after deposit in the United States mail, certified or registered postage prepaid, return receipt requested; in every case addressed to the party to be notified as follows:

If to Rutgers:

Rutgers Investment Group, Inc.
Attn: Jack Roubinek, CEO
5100 N. O’Connor, Suite 400
Irving, TX 75039

If to CLIENT:

Homeloanadvisors.com
Attn: Jeff Pittman, President
600 Anton Boulevard, Suite 1700,
Costa Mesa, CA 92626

16. No-Waivers. The written waiver by any party of any other party's breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach, and the written waiver by any party to exercise any right or remedy shall not operate nor be construed as a waiver or bar to the  exercise of such right or remedy upon the occurrence of any subsequent breach. All waivers under this Agreement must be in writing and signed by the parties hereto.

17. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

18. Governing Law. This Agreement shall be governed by the laws of the State of  Texas  (without regard to the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect and performance.

19. Counterparts. This Agreement may be executed in two or more parts, each of which shall be deemed an original but all of which together shall be one and the same instrument.

20. Facsimile Copy. A facsimile copy of this Agreement and any signatures affixed hereto shall be considered for all purposes as originals.

21.Attorney in fact. Notwithstanding anything else contained in this agreement; CLIENT shall authorize Rutgers to negotiate any and all negotiable instruments as their attorney in fact and at law with respect to the Loans only.  Further, Rutgers expressly has the limited authority to collect funds payable to CLIENT or any of its agents or assigns and to negotiate same in Rutgers’s name.  Rutgers shall process all negotiable instruments payable to CLIENT or its affiliates, agents, representatives, officers, or otherwise and shall provide an accounting of same.  Rutgers shall, within 48 hours of receipt, forward to CLIENT all proceeds due to CLIENT in accordance with the agreements between the parties.

22.Business Purpose. Notwithstanding anything else contained in this Agreement; the parties expressly agree that this Agreement is for the use of the business and its employees.  Should CLIENT or any of its employees, owners, shareholders, stockholders, agents, or other authorized parties seek protection under the bankruptcy laws, the parties expressly agree that upon the payment of all fees and expenses contemplated herein, Rutgers may forward all denoted monthly payments into the bankruptcy court and continue to operate CLIENT for a period not to exceed 180 days.  The parties determining that a fair market value for the services contemplated herein is denoted herein.  Any objection to such payments for the use of CLIENT is hereby waived to the extent permitted by law.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

Rutgers Investment Group, Inc.		Homeloanadvisors.com

By:	/s/ Jack Roubinek	By:	/s/ Jeff Pittman
	Jack Roubinek, CEO		Jeff Pittman, President

Rutgers Investment Group, Inc

By	/s/ William Handley
William Handley, CFO